Exhibit 99.1

ABIOMED ANNOUNCES Q4 FY 2017 REVENUE OF $124.7 MILLION, UP 33% OVER PRIOR YEAR AND TOTAL YEAR REVENUE OF $445.3 MILLION, UP 35% OVER PRIOR YEAR

DANVERS, Mass. — May 4, 2017 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today reported fourth quarter fiscal 2017 revenue of $124.7 million, an increase of 33% compared to revenue of $94.0 million for the same period of fiscal 2016. For fiscal year 2017, total revenue was $445.3 million, up 35% compared to revenue of $329.5 million in fiscal year 2016.

Fourth quarter fiscal 2017 GAAP net income was $14.9 million or $0.33 per diluted share, impacted by $3.1 million or $0.07 per diluted share of one-time items, described below. For the full fiscal year, GAAP net income was $52.1 million or $1.17 per diluted share.

Financial and operating highlights during the fourth quarter of fiscal 2017 include:

•	Fiscal fourth quarter worldwide Impella® heart pump revenue totaled $118.9 million, an increase of 34% compared to revenue of $88.6 million during the same period of the prior fiscal year. Full year worldwide Impella revenue totaled $423.7 million, up 37% compared to $310.1 million for fiscal 2016.

•	U.S. Impella heart pump revenue for the quarter grew 32% to $108.2 million from $81.8 million in the prior fiscal year with U.S. patient usage of the Impella heart pumps up 30%. Full year U.S. Impella revenue totaled $387.5 million, up 35% compared to $287.2 million in the prior fiscal year.

•	The installed base for Impella 2.5® heart pumps in the U.S. grew by an additional 19 hospitals, which made initial purchases of Impella heart pumps, bringing the installed customer base to 1,138 sites. The installed customer base for Impella CP® heart pumps grew by 44 new U.S. hospitals, bringing the total number of Impella CP sites to 1,016. The installed customer base for Impella 5.0® heart pumps grew by 11 new U.S. hospitals, bringing the total number of Impella 5.0 sites to 453.

•	An additional 7 sites made initial purchases of Impella RP® heart pumps during the quarter, bringing the total number of sites to 127.

•	Gross margin for fiscal fourth quarter 2017 was 84.6% compared to 84.4% in the fourth quarter of fiscal 2016. For the full fiscal year, gross margin was 84.1% compared to 84.7% in the prior year.

•	Operating income for the fourth quarter of fiscal 2017 was $29.0 million, or 23.3% operating margin, compared to $19.8 million, or 21.1% operating margin in the prior year period. For the full fiscal year, operating income was $90.1 million, or 20.2% of revenue, compared to $65.1 million, or 19.8% of revenue in the prior year.

•	The Company generated $18.2 million in cash, cash equivalents and marketable securities in the fourth quarter of fiscal 2017, bringing the total to $277.1 million as of March 31, 2017. The Company currently has no debt.

•	Fourth quarter fiscal 2017 GAAP net income was $14.9 million or $0.33 per diluted share and full fiscal year GAAP net income was $52.1 million or $1.17 per diluted share. This compares to GAAP net income for the fourth quarter of fiscal 2016 of $11.0 million or $0.24 per diluted share and full fiscal year GAAP net income of $38.1 million or $0.85 per diluted share. During the fourth quarter of fiscal 2017, the Company recorded a non-recurring income tax charge of $3.1 million, or $0.07 per diluted share, related to uncertainty about the utilization of research and development tax credits.

•	Beginning in the first quarter of fiscal 2018, the Company will adopt a new accounting standard entitled “Improvements to Employee Share-Based Payment Accounting”. Under this new standard, excess tax benefits and deficiencies associated with employee share-based payments will no longer be recognized as additional paid-in capital on the balance sheet, but instead will be recognized directly to income tax expense or benefit in the income statement for the reporting period in which they occur. The adoption of the new accounting standard is likely to introduce positive fluctuations to net income, our tax provision and earnings per share this year, but will not impact Abiomed’s operating income or cash tax paid.

•	On February 23, 2017, Abiomed announced that it has supported more than 50,000 patients in the U.S. with its Impella® heart pumps.

•	On March 19, 2017 at the American College of Cardiology (ACC) 66th Annual Scientific Session in Washington, D.C, Abiomed announced and presented data from the Impella® Quality (IQ) Assurance Program, which includes the IQ Database and cVAD RegistryTM. The Abiomed IQ Assurance Program is a real-world collection of clinical information derived from the treatment of patients with Impella devices since 2008. Trends in the observational IQ Database, combined with information from Abiomed’s Institutional Review Board (IRB)-approved cVAD Registry have helped identify best practices and protocols that are associated with improved survival and native heart recovery in hospitals using Impella devices. The data presented also included new data from the Detroit Cardiogenic Shock Initiative (DCSI), which is an unprecedented collaboration between five heart hospitals in Detroit focused on systematic best practices to increase cardiogenic shock survival rates.

•	On March 30, 2017, Abiomed announced the Grand Opening of Newly-Expanded manufacturing and training space at Danvers, Massachusetts headquarters.

•	Today, Abiomed announced in a separate press release, the first patient enrolled in the STEMI Door to Unloading (DTU) feasibility study.

“Abiomed remains one of the fastest growing GAAP profitable companies and fiscal 2017 was another successful year as we achieved our corporate goals with two FDA approvals, approval in Japan, and dedicated DRGs from the Centers for Medicare and Medicaid Services (CMS),” said Michael R. Minogue, Chairman, President and Chief Executive Officer, Abiomed. “We want to thank our shareholders for their support and all of our employees and customers for their hard work and dedication to patients and our mission of heart recovery.”

FISCAL YEAR 2018 OUTLOOK

The Company is giving its fiscal year 2018 guidance for total revenues to be in the range of $555 million to $575 million, an increase of 25% - 29% over the prior year. The Company is also giving its fiscal year 2018 guidance for GAAP operating margin to be in the range of 22% to 24%.

EARNINGS CONFERENCE CALL DETAILS

The Company will host a conference call to discuss the results at 8 a.m. ET on Thursday, May 4, 2017. The conference call releasing full quarterly results will be hosted by Michael R. Minogue, Chairman, President and Chief Executive Officer and Michael Tomsicek, Vice President and Chief Financial Officer.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (855) 212-2361; the international number is (678) 809-1538. A replay of this conference call will be available beginning at 11 a.m. EDT May 4, 2017 through 11:00 a.m. EDT on May 7, 2017. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 3991529.

The ABIOMED logo, ABIOMED, Impella, Impella 2.5, Impella CP, Impella 5.0, Impella RP, and Recovering Hearts. Saving Lives. are registered trademarks of ABIOMED, Inc. in the U.S. and in certain foreign countries. cVAD Registry is a trademark of ABIOMED, Inc.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc. is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information, please visit: www.abiomed.com

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including the potential for future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, litigation matters, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Ingrid Goldberg,

Director, Investor Relations

978-646-1590

ir@abiomed.com

Adrienne Smith

Senior Director, Public Relations and Corporate Communications

978-646-1553

adsmith@abiomed.com

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	March 31, 2017	March 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$39,040	$48,231
Short-term marketable securities	190,908	163,822
Accounts receivable, net	54,055	42,821
Inventories	34,931	26,740
Prepaid expenses and other current assets	8,024	6,778

Total current assets	326,958	288,392
Long-term marketable securities	47,143	1,000
Property and equipment, net	87,777	23,184
Goodwill	31,045	33,003
In-process research and development	14,482	15,396
Long-term deferred tax assets, net	34,723	58,534
Other assets	8,286	4,422

Total assets	$550,414	$423,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,620	$9,381
Accrued expenses	37,703	28,382
Deferred revenue	10,495	8,778
Current portion of capital lease obligation	799	—

Total current liabilities	69,617	46,541
Other long-term liabilities	3,251	220
Contingent consideration	9,153	7,563
Long-term deferred tax liabilities	783	832
Capital lease obligation, net of current portion	15,539	—

Total liabilities	98,343	55,156

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	437	426
Authorized - 100,000,000 shares; Issued - 45,249,281 shares at March 31, 2017 and 43,973,119 shares at March 31, 2016;
Outstanding - 43,673,286 shares at March 31, 2017 and 42,596,228 shares at March 31, 2016
Additional paid in capital	565,962	508,624
Accumulated deficit	(46,959)	(99,075)
Treasury stock at cost - 1,575,995 shares at March 31, 2017 and 1,376,891 shares at March 31, 2016	(46,763)	(26,660)
Accumulated other comprehensive loss	(20,606)	(14,540)

Total stockholders’ equity	452,071	368,775

Total liabilities and stockholders’ equity	$550,414	$423,931

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,		Fiscal Years Ended March 31,
	2017	2016	2017	2016
Revenue:
Product revenue	$124,654	$93,951	$445,195	$329,520
Funded research and development	26	6	109	23

	124,680	93,957	445,304	329,543

Costs and expenses:
Cost of product revenue	19,261	14,663	70,627	50,419
Research and development	16,325	14,225	66,386	49,759
Selling, general and administrative	60,100	45,256	218,153	164,261

	95,686	74,144	355,166	264,439

Income from operations	28,994	19,813	90,138	65,104

Other income:
Investment income, net	486	186	1,554	395
Other (expense) income, net	(124)	228	(349)	339

	362	414	1,205	734

Income before income taxes	29,356	20,227	91,343	65,838
Income tax provision	14,457	9,229	39,227	27,691

Net income	$14,899	$10,998	$52,116	$38,147

Basic net income per share	$0.34	$0.26	$1.21	$0.90
Basic weighted average shares outstanding	43,579	42,463	43,238	42,204

Diluted net income per share	$0.33	$0.24	$1.17	$0.85
Diluted weighted average shares outstanding	44,924	45,112	44,658	44,895